                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13D

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             CONCERTO SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    20602t106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Ernest Mysogland                                   with a copy to:
ISIS Capital Management, LLC
1465 Post Road East, 2d Floor                      George Y. Liu
Westport, Connecticut 06880                        Boies, Schiller & Flexner LLP
Tel. No.: (203) 259-7387                           333 Main St.
                                                   Armonk, New York 10504
                                                   Tel. No.: (914) 749-8200

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                DECEMBER 18, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: { }

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      ISIS Capital Management, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                        7     SOLE VOTING POWER
NUMBER OF SHARES              8,250
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              8,250
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            8,250

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Rodney Bienvenu

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              8,250
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              8,250

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            8,250

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Richard Rofe

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              8,250
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              8,250

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            8,250

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ernest Mysogland

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              8,250
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              8,250

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            8,250

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Kevin Goodman

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              8,250
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              8,250

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            8,250

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Securities, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              219,470
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              219,470
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            219,470

--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {X}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      BD, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Capital Group, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              890,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              890,000
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      C4S & Co., LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              890,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              890,000
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Advisors, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              228,623
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              228,623
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            228,623

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.1%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Peter A. Cohen

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              890,000
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              890,000

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Morgan B. Stark

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              890,000
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              890,000

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Thomas W. Strauss

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              890,000
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              890,000

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Jeffrey Solomon

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     NA

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              0
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              890,000
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              0
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              890,000

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            890,000

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Ambrose Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              275,095
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              275,095
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            275,095

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {X}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      RCG Carpathia Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              166,812
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              166,812
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            166,812

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ramius Master Fund, Ltd.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) {X}
                                                                     (b) { }

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                     { }

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                        7     SOLE VOTING POWER
NUMBER OF SHARES              228,623
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING PERSON              0
WITH                    --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER
                              228,623
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER
                              0

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
            228,623

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                               {x}

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                            AMENDMENT TO SCHEDULE 13D

The Schedule 13D relating to the Common Stock, par value $0.10 per share (the "Common Stock"), of Concerto Software, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at 6 Technology Park Drive, Westford, Massachusetts 01886, which was filed with the U.S. Securities and Exchange Commission on December 15, 2003 (the "Prior Schedule") by the Reporting Persons (as defined below) is hereby amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Prior Schedule.

This amendment is filed by ISIS Capital Management, LLC ("ISIS"), Rodney Bienvenu, Richard Rofe, Ernest Mysogland, Kevin Goodman, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co. LLC, Ramius Advisors, LLC, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey Solomon, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. (collectively, the "ISIS Group" or the "Reporting Persons").

ITEM 4. PURPOSE OF TRANSACTION

Item 4 is hereby amended to add the following statement:

ISIS sent a letter (the "Proposal Letter"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, to the Issuer on December 18, 2003.

In the Proposal Letter, the ISIS Group proposed to management of the Issuer that the Issuer request Melita to extend the term of the Merger Agreement for an appropriate period, for example 120 days and to waive the no-shop provision of the Merger Agreement, in order to permit the Issuer to conduct a proper sale process, and that in consideration for Melita's consent, the Issuer would agree to an appropriate increase, for example 50%, in the break-up fee payable to Melita. The ISIS Group requested that the Issuer respond to its proposal by Monday, December 22, 2003.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

There is filed herewith as Exhibit A a copy of the Proposal Letter.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2003

ISIS CAPITAL MANAGEMENT, LLC

     By: /s/ Ernest Mysogland
     --------------------------
     Name:   Ernest Mysogland
     Title:  Managing Member

/s/ Ernest Mysogland
---------------------
Ernest Mysogland, Individually and as
attorney-in-fact for each of Rodney Bienvenu,
Richard Rofe, and Kevin Goodman

RAMIUS SECURITIES, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

         By: C4S & Co., LLC
         Its: Managing Member

         By: /s/ Morgan B. Stark
         --------------------------
         Name:    Morgan B. Stark
         Title:  Managing Member


RAMIUS CAPITAL GROUP, LLC

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     --------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member


C4S & Co., LLC

By:  /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Managing Member


RCG AMBROSE MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person


RCG CARPATHIA MASTER FUND, LTD.

By: /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person


RAMIUS MASTER FUND, LTD.

By:  /s/ Morgan B. Stark
-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

/s/ Morgan B. Stark
-------------------------------
Morgan B. Stark, Individually and as
attorney-in-fact for each of Peter A. Cohen,
Thomas W. Strauss and Jeffrey Solomon


RAMIUS ADVISORS, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark
     --------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member